Exhibit 10.2

Execution Copy

DEBT TERMINATION AGREEMENT

REGARDING

DEBT OBLIGATION,

GAMING DEVELOPMENT

AND

MANAGEMENT AGREEMENTS

Between

SHINGLE SPRINGS TRIBAL GAMING AUTHORITY

an instrumentality of the Shingle Springs Band of Miwok Indians,

and

LAKES KAR-SHINGLE SPRINGS, LLC

a Delaware limited liability company

and joined by

SHINGLE SPRINGS BAND OF MIWOK INDIANS

a federally recognized Indian tribe

and

LAKES ENTERTAINMENT, INC.,
a Minnesota corporation

dated      July 12, 2013

 DEBT TERMINATION AGREEMENT

THIS DEBT TERMINATION AGREEMENT (this “Termination Agreement”) is entered into as of this 12TH day of July, 2013, among the Shingle Springs Tribal Gaming Authority (hereinafter referred to as “Authority”), an instrumentality of the Shingle Springs Band of Miwok Indians, a federally-recognized Indian tribe (hereinafter referred to as “Tribe”), authorized by Tribal Resolution 2004-18 and its related ordinance, as amended, to exercise the Tribe’s proprietary rights and powers in connection with a gaming facility developed on behalf of the Tribe by the Authority, and Lakes KAR-Shingle Springs, LLC, a Delaware limited liability company (hereinafter referred to as “LKAR”), and joined by the Tribe and Lakes Entertainment, Inc., a Minnesota corporation (“Lakes,” and, together with the Authority, the Tribe, and LKAR, collectively, the “Parties” and each, a ”Party”).

RECITALS

A.

                                 The Tribe is a federally recognized Indian tribe eligible for the special programs and services provided by the United States because of its status as a sovereign tribal entity and it is thus recognized as possessing powers of self-government.

B.

                                 In compliance with the Indian Gaming Regulatory Act of 1988, P.L. 100-497, 25 U.S.C. §§2701 et seq. as it may from time to time be amended (“IGRA”), the Tribe’s governing body, its Tribal Council, enacted an ordinance regulating the operation of gaming activities on Tribal Lands, creating the Shingle Springs Tribal Gaming Commission (the “Tribal Gaming Commission”), and authorizing Class II Gaming and Class III Gaming on its Indian lands subject to the provisions of the Tribal Gaming Ordinance and the Tribe’s Compact with the State of California.

C.

                                 The Tribe is committed to the use of gaming activities to provide employment and address the social, economic, education, and health needs of its members; to increase the revenues of the Tribe; and to enhance the Tribe’s economic self-sufficiency and self-determination.

D.

                                 The Tribe retained the services of LKAR to act as a lender, developer and manager with knowledge and experience in the gaming industry, in order for the Tribe to secure financing, develop, manage and operate a Class II Gaming and Class III Gaming facility and related resort facilities located on its Indian lands in accordance with the IGRA.

E.

                                 To assist with the financing, development, management and operations of its gaming facility and enterprise now known as the Red Hawk Casino, the Tribe and LKAR entered into the First Amended and Restated Memorandum of Agreement Regarding Gaming Development and Management Agreement dated October 13, 2003, as amended by an Amendment dated June 16, 2004 and approved by the Chairman of the National Indian Gaming Commission (“NIGC”) on July 19, 2004 and as further amended by a Second Amendment dated January 23, 2007 approved by the NIGC on March 20, 2007, and a Third Amendment dated as of May 17, 2007 approved by the NIGC on June 8, 2007, and with respect to which the Authority and LKAR agreed as to certain interpretive matters in a letter (the “MOU”) dated March 14, 2011 (hereinafter, as so amended and as interpreted in light of the MOU, collectively referenced as the “Management Agreement”) and other Transaction Documents (as referred to and defined in the Management Agreement) in connection with the Red Hawk Casino.

F.

                                 On April 21, 2007, the Tribal Council activated the Authority, previously established by Tribal Resolution 2004-18 as an instrumentality of the Tribe, by appointing the Management Board of the Authority, and delegated the governmental and proprietary powers and rights of the Tribe over the development, construction, operation, promotion and financing of Red Hawk Casino, as described in Section 1 of Ordinance 2004-18, as amended, to the Authority.

G.

                                 The Tribe and the Parties executed an Assignment and Assumption Agreement dated as of April 20, 2007 (the “Assumption Agreement”) by which, in connection with the Authority’s activation, the Tribe assigned to the Authority, and the Authority assumed, the Tribe’s rights and responsibilities under the Management Agreement and other Transaction Documents.

H.

                                 LKAR has provided financing pursuant to an Interim Promissory Note of the Tribe dated January 23, 2007 in the original maximum principal amount of $60,000,000 (such note, as assumed by the Authority pursuant to the Assumption Agreement, the “Development Note,” otherwise referred to as the Interim Promissory Note in the Management Agreement) and has, since March 2011, unilaterally deferred receipt of principal payments due thereon pursuant to the MOU.

I.	The Authority now desires to arrange for the prepayment and satisfaction of its obligations under the Development Note by making a single payment of $57,100,000 to LKAR.

J.

                                 LKAR is willing to accept such a prepayment as a compromise settlement of such obligations, provided that all approvals necessary for LKAR to retain such payment are obtained. Following receipt of such prepayment, LKAR desires to be relieved of any further obligations under the Management Agreement with respect to the management, operation and maintenance of Red Hawk Casino gaming operations, any related hotel/resort operations and other business activities associated with Red Hawk Casino or any expansion of the foregoing.

K.              The Parties wish to enter into this Agreement for the purpose of providing for such prepayment. Following LKAR’s receipt thereof, the Parties further desire that the management relationship with respect to the Red Hawk Casino be severed.

L.               The Tribe and the Authority have notified Lakes and LKAR that the Tribe and the Authority may have certain claims against Lakes and LKAR relating to the facts, events and circumstances that are subject of the Flooring Litigation (as hereinafter defined), and Lakes and LKAR have notified the Tribe and the Authority that Lakes and LKAR have certain claims against the Tribe and the Authority for breach of the Management Agreement arising out of their failure to pay defense costs arising out of the Flooring Litigation.

M.             The Parties intend that the compromise settlement of the debt obligations and the severing of such management relationship shall entail terminating all prior understandings, contracts and agreements between and among the Parties and their officers, employees, contractors and affiliates, except as provided for herein, and settling and resolving for all time and all purposes all known or unknown, direct or indirect, claims, causes of action, business disputes and other disagreements of, between or among the Parties arising from any dealings or relationships of, between or among the Parties, including without limitation those with respect to the Flooring Litigation, whether arising under the Transaction Documents (including without limitation the Development Note and the Management Agreement) or otherwise.

N.              The Parties intend that the severing of such management relationship shall be subject to (i) obtaining amendments or other consents or approvals necessary to permit the Authority to make and LKAR to receive and retain the prepayment and to permit the other transactions contemplated herein, (ii) LKAR’s receipt of the prepayment, and (iii) the satisfaction or waiver of other conditions precedent set forth herein.

O.              Any dispute regarding this Termination Agreement is to be subject to the dispute resolution and governing law provisions contained in the Limited Waiver of Sovereign Immunity Addendum attached as Exhibit 1 hereto.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereto, intending to be legally bound hereby, do hereby covenant and agree as follows:

1.             Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Management Agreement (whether or not the Management Agreement shall have been terminated in accordance with the provisions of this Agreement). Other capitalized terms used in this Agreement shall have the meanings set forth below:

“Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the first Person, including but not limited to a subsidiary of the first Person, and, with respect to the Authority, includes without limitation the Tribe.

“Amended Compact” is defined in Section 2.3(c) of this Termination Agreement.

“Assumption Agreement” is defined in the Recitals to this Termination Agreement.

“Authority” is defined in the introductory paragraph of this Termination Agreement.

“Authority Intellectual Property” means any and all of the service marks, trademarks, copyrights, trade names, patents or other similar rights or registrations, now or hereafter held by the Tribe or the Authority or applied for in connection therewith, including all marks which are unique to, and developed for, the Red Hawk Casino.

“Board” means the Management Board of the Authority.

“Bond Indenture” means the Indenture dated as of June 28, 2007, between the Authority and the Bank of New York Trust Company, N.A., as Trustee.

“Bond Intercreditor Agreement” means the Intercreditor and Subordination Agreement dated as of June 28, 2007, among LKAR and The Bank of New York Trust Company, N.A., as Trustee and Collateral Agent.

“Claim” is defined in Section 24.14.

“Closing Date” means the date of this Termination Agreement.

“Compact” means the tribal-state compact entered into between the Tribe and the State of California pursuant to the IGRA, and approved by the Secretary of the Department of Interior, as published in the Federal Register on May 16, 2000 and December 12, 2008, as the same may be amended from time to time, or such other tribal-state compact as may be substituted therefor, subject to the approval of the Secretary of the Department of the Interior under IGRA.

“Contracts” means all agreements, arrangements or understandings of any kind relating to the Red Hawk Casino written or oral, including, without limitation, the following:

(i)          leases, subleases, occupancy agreements, manufacturing agreements, brokerage agreements, sales agreements, output contracts, requirements contracts, and franchises;

(ii)        employment, consulting, severance, agency, bonus, compensation, or other agreements relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;

(iii)        loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, instruments and other contracts relating to the borrowing of money or obtaining of or extension of credit;

(iv)        licenses, licensing arrangements and other agreements providing in whole or in part for the use of, or limiting the use of, any Authority Intellectual Property, but not shrink wrap licenses for “off the shelf’ software;

(v)         joint venture, partnership and similar agreements involving a sharing of profits or expenses;

(vi)       securities purchase agreements, asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the acquisition, lease or disposition of any material assets or properties (other than sales of inventory made in the ordinary course of business), any business, or any capital stock of such Person or involving continuing indemnity or other obligations;

(vii)       agreements prohibiting or limiting the ability of a Person to engage in a business in any geographical area or to compete with any other Person;

(viii)     orders and other agreements for the purchase or sale of materials, supplies, products or services; and

(ix)        powers of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction.

“Development Note” is defined in the Recitals of this Termination Agreement.

“Dominion Account Agreements” means the Notes Dominion Account Agreement and the Lakes Dominion Account Agreement.

“Effective Date” means the date as defined in Section 2.3 of this Termination Agreement.

“Effective Date Certificate” means a certificate, dated as of the Effective Date, confirming that (a) the representations and warranties of the Parties executing such certificate as set forth in Section 14 remain true and correct in all material respects (or, with respect to any such representation and warranty that is already qualified by a materiality standard, such representation and warranty remains true and correct), in each case except to the extent any such representation and warranty relates solely to an earlier date, and (b) the Parties executing such certificate have performed in all material respects all obligations required to be performed by such Parties under this Termination Agreement that are required to be performed on or prior to the Effective Date.

“Enterprise Accounts” means the accounts previously established by LKAR in the Authority’s name pursuant to the Management Agreement which accounts LKAR uses to make all required payments for operating expenses and certain other payments relating to the existing gaming and related operations pursuant to the terms of the Dominion Account Agreements.

“Enterprise Dominion Account” means that certain account established pursuant to the Lakes Dominion Account Agreement.

“Extension Period” is defined in Section 3.2 of this Termination Agreement.

“FF&E Facilities” means the Indenture and Note Purchase Agreement and the Loan Agreement, each dated as of September 30, 2008, among the Tribe Parties, Bank of Utah as trustee and collateral agent, and others.

“Flooring Litigation” is defined in Section 11 of this Termination Agreement.

“Governmental Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of any Governmental Authority.

“Governmental Authority” means any federal or state government or political subdivision thereof or any instrumentality thereof exercising executive, legislative, judicial, regulatory or administrative functions or authority to the extent that each has legal jurisdiction over the Red Hawk Casino, the Transaction Documents and this Termination Agreement.

“IGRA” is defined in the Recitals of this Termination Agreement.

“Indemnified Party” is defined in Section 16.3.

“Indemnifying Party” is defined in Section 16.3.

“Intercreditor Agreements” means, collectively, (i) the Bond Intercreditor Agreement, and (ii) the Intercreditor and Subordination Agreement (FF&E) dated as of September 30, 2008, among LKAR and Bank of Utah, as FF&E Agent, in each case so long as the same remains in effect, and in each case as the same may hereafter be amended from time to time.

“Knowledge,” or any variation thereof, means, with respect to LKAR or Lakes and regarding any matter in question, the actual knowledge (excluding, among other things, constructive and imputed knowledge) of Timothy J. Cope or Lyle Berman with respect to the accuracy of such matter, without making any independent investigation or inquiry or verification (including any review of any documents in their possession and control).

“Lakes” is defined in the introductory paragraph in this Termination Agreement.

“Lakes Dominion Account Agreement” means the Dominion Account Agreement dated effective as of June 28, 2007 between the Authority, LKAR, and Wells Fargo Bank, N.A.

“Limited Recourse” means that all liabilities and obligations of the Tribe Parties under or related to this Termination Agreement and any related awards, judgments or decrees, shall be payable solely out of Limited Recourse Assets and shall be a limited recourse obligation of the Tribe Parties, with no recourse to any tribal assets other than such Limited Recourse Assets (such payments to remain subject, in all circumstances, to the provisions of the Intercreditor Agreements). In each case except with respect to the Limited Recourse Assets, the LKAR Parties shall not have recourse to (a) the tangible personal property or real property of the Tribe, (b) distributions made by the Authority to the Tribe, (c) assets of the Tribe purchased with such distributions, or (d) any other asset of the Tribe or the Authority.

“Limited Recourse Assets” means (a) the undistributed or future revenues of the Red Hawk Casino, accounts into which such revenues are deposited, and cash, cash equivalents and other investment property deposited or credited thereto and sweep investments from time to time made with funds on deposit therein

“LKAR” is defined in the introductory paragraph of this Termination Agreement.

“LKAR Indemnitees” is defined in Section 16.2.

“LKAR Losses” is defined in Section 16.2.

“LKAR Parties” means Lakes, its wholly owned indirect subsidiary, LKAR, and each intervening entity that owns, directly or indirectly, all of LKAR’s capital stock.

“Losses” means either LKAR Losses or Tribe Losses, as the context may dictate.

“Management Agreement” is defined in the Recital of this Termination Agreement.

“Management Fees” means amounts payable under Section 6.5(b) of the Management Agreement.

“Modified Debt Payment” means the modified debt payment described in Section 2.3(g) of this Termination Agreement.

“MOU” is defined in the Recitals of this Termination Agreement.

“NIGC” is defined in the Recitals to this Termination Agreement.

“Notes Dominion Account” means the Dominion Account established pursuant to the Notes Dominion Account Agreement.

“Notes Dominion Account Agreement” means the Notes Dominion Account Agreement dated as of June 28, 2007, among the Authority, LKAR and The Bank of New York Trust Company, N.A., as Collateral Agent and Wells Fargo Bank, N.A.

“Notice of Claim” means the written notice from an Indemnified Party to the Indemnifying Party setting forth (a) in the case of Losses other than Losses arising from third party claims referred to in Section 16.3(b), the asserted Loss and the reasons why such Loss is asserted to be indemnified hereunder, and (b) in the case of third party claims referred to in Section 16.3(a), setting forth the nature of such third party claim.

“Party” or “Parties” is defined in the introductory paragraph of this Termination Agreement.

“Person” means an individual, partnership, corporation, limited liability company, enterprise, association, trust, unincorporated organization, or a government or agency or political subdivision thereof or other form of entity.

“Proceeding” means any actual or threatened investigation, judicial or administrative proceeding, arbitration, claim, dispute or action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator or other Governmental Authority.

“Red Hawk Casino” means the gaming facility commonly known as “Red Hawk Casino,” and commercial activities associated therewith, including without limitation the “Enterprise” as described in Sections 1(b) and 3(a) of the amendment to the Tribe’s Ordinance 2004-18 adopted by the Tribal Council pursuant to Resolution 2007-12, and the permanent buildings, structures and improvements associated therewith.

“Release” means the general mutual release set forth in Section 24.14.

“Senior Obligation Approvals” means written consents of the holders of the outstanding Senior Obligations to, and the written amendment of any provisions of documents relating to the outstanding Senior Obligations necessary to permit and fully give effect to, the transactions contemplated by this Termination Agreement or any amendments hereto or thereto prior to the Effective Date (including, without limitation, the payment of the Modified Debt Payment and the receipt and retention thereof by LKAR free of any obligation to other parties under the Intercreditor Agreements), in each case in form and substance reasonably satisfactory to the Tribe, the Authority and LKAR.

“Senior Obligations” means the $450 Million Dollar Senior Notes due 2015 issued pursuant to the Bond Indenture, the indebtedness issued pursuant to FF&E Facilities, and any refinancing thereof or replacement therefor as contemplated by the provisions of the Intercreditor Agreement applicable thereto.

“Termination Agreement” shall mean this Termination Agreement as defined in the introductory paragraph and any other documents required to be executed and delivered pursuant to this Termination Agreement.

“Termination Date” is defined in Section 3.2.

“Transaction Documents” is defined in the Management Agreement and in particular the Third Amendment thereto. For the sake of clarity, the term “Transaction Documents” includes the Management Agreement (referred to therein as the Amended Memorandum Agreement) and any amendment thereto, together with (a) the Operating Note, Dominion Account Agreement, Security Agreement, the Facility Note and other Facility Loan documentation, Land Acquisition Note and Interim Promissory Note, each as referred to in the Management Agreement and as amended, renewed or extended from time to time, and (b) and any and all other documents and agreements executed by the Authority or the Tribe related thereto, as amended, renewed or extended from time to time.

“Tribal Gaming Commission” is defined in the Recitals of this Termination Agreement.

“Tribe” is defined in the introductory paragraph of this Termination Agreement.

“Tribe Indemnitees” is defined in Section 16.1.

“Tribe Losses” is defined in Section 16.1.

“Tribe Parties” shall mean the Tribe and the Authority.

2.             Transaction Documents.

2.1             Transaction Documents Remain In Effect Until Effective Date.

(a)      Unless and until the Effective Date shall occur, (i) the Management Agreement and all other Transaction Documents shall remain in full force and effect, without modification, and (ii) the Authority accordingly shall continue to make all payments due to LKAR under and in accordance therewith, including, without limitation, interest and principal payments on the Development Note, Management Fees, reimbursement of defense costs and indemnification payments (provided, however, that LKAR shall continue to defer receipt of principal payments due on the Development Note until December 31, 2013, following which date regular principal payments on the Development Note will resume, subject to the application of Section 6.5(a) of the Management Agreement).

(b)      For the avoidance of doubt, (i) the Authority understands and agrees that LKAR is entitled to Management Fees under the Management Agreement resulting from the receipt of Net Revenues at Red Hawk Casino from regular operations up to and including the Effective Date, but not thereafter, and (ii) LKAR agrees that in no circumstance is it entitled to, nor will it accept, any additional Management Fee or other compensation under the Management Agreement or otherwise by operation of any retroactive or ongoing effect of any amendment to the Compact, whether or not such amendment has the effect of increasing Net Revenues after July 1, 2012.

2.2             Termination of the Transaction Documents. Effective upon the occurrence of the Effective Date, each of the Management Agreement and the other Transaction Documents will terminate, without payment of consideration other than as contemplated by the conditions precedent set forth in Section 2.3 or as otherwise provided for herein, and in connection therewith:

(a)      the Management Agreement and all covenants, terms and provisions contained therein, including all rights and responsibilities of the Authority and LKAR and the retention of LKAR as an independent contractor for the purposes of managing the Authority’s gaming operations at the Red Hawk Casino and all rights and responsibilities of LKAR in connection with such retention under the Management Agreement (including, without limitation, LKAR’s obligation to fund the Minimum Guaranteed Monthly Payments referred to in the Management Agreement) shall immediately terminate, and all rights and responsibilities of the Authority and LKAR shall thereafter be governed solely by this Termination Agreement;

(b)      without limiting the generality of the foregoing clause (a), the Tribe and the Authority shall thereafter have no obligation to the LKAR Parties, and the LKAR Parties shall have no obligation to the Tribe Parties, in each case other than indemnification obligations, any reconciliation payments required pursuant to Section 2.4, and other obligations under this Termination Agreement;

(c)       LKAR shall be deemed to have released to the Authority and relinquished any and all rights it may have under the Transaction Documents with respect to any and all accounts maintained by or on behalf of the Tribe or the Authority, including, without limitation, the Notes Dominion Account, the Enterprise Accounts and the Enterprise Dominion Account, other than with respect to indemnification payments pursuant to this Termination Agreement. and LKAR shall execute any and all instruments or documents necessary to give effect to such release; and

(d)       the mutual release set forth in Section 24.14, the other covenants referred to in Section 4, and all other provisions of this Termination Agreement that by their terms become effective as of the Effective Date shall become and be deemed effective.

2.3             Effective Date; Conditions Precedent. For purposes of this Termination Agreement, the “Effective Date” shall occur when, and shall refer to the date on which, each and every one of the following conditions shall have been either (i) satisfied; or (ii) waived in writing by LKAR in its sole discretion:

(a)      Consummation of the transactions contemplated by this Termination Agreement shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable law, including any order, injunction, decree or judgment of any court or other Governmental Authority, in whole or part; and no such law that would have such an effect shall have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Termination Agreement.

(b)      No Proceeding shall be pending or threatened by any Governmental Authority or other Person before any Governmental Authority or arbitrator to restrain, enjoin or otherwise prevent the consummation of any of the transactions contemplated by this Termination Agreement, in whole or part.

(c)      The Amended and Restated Compact between the Tribe and the State of California signed by the Governor of California on May 30, 2013 (the “Amended Compact”) shall have been approved or deemed approved by the United States Department of the Interior.

(d)      This Termination Agreement, including the amount of the Modified Debt Payment to be made to LKAR, shall have been approved by the Governor of California.

(e)      The Governor of California shall have approved, and the Authority and the Tribe shall have consummated, a refinancing or restructuring of the Senior Obligations that would terminate the Intercreditor Agreements and allow for payment to and retention by LKAR of the Modified Debt Payment, or if the Modified Debt Payment is to be made before the Senior Obligations have been refinanced or restructured and the Intercreditor Agreements terminated, the Parties shall have received any and all Senior Obligation Approvals necessary to allow for payment to and retention by LKAR of the Modified Debt Payment (notwithstanding the provisions of the Intercreditor Agreements or otherwise) and the consummation of the other transactions contemplated hereby.

(f)       The Parties shall have received all necessary Governmental Approvals, including, without limitation, (i) a declination letter from the NIGC, with respect to this Termination Agreement declaring that this Termination Agreement is not a management contract, does not violate the IGRA’s requirement that the Tribe have the sole proprietary interest in its gaming operation, and is not otherwise subject to approval of the NIGC Chairwoman under IGRA.

(g)      The Authority, in consideration of the mutual promises set forth herein, shall have paid LKAR Fifty-Seven Million One Hundred Thousand Dollars ($57,100,000) (the “Modified Debt Payment”) in immediately available funds as consideration for the payment in full of all outstanding indebtedness for borrowed money payable to LKAR under the Development Note and any other Transaction Documents.

(h)      The Authority shall have paid LKAR (i) any Management Fees that have accrued as of the last day of the month immediately preceding the Effective Date but have not been paid (whether because they have been deferred or otherwise), and (ii) subject to reconciliation in accordance with the provisions of Section 2.4, any Management Fees that have accrued during the month in which the Effective Date occurs (the “Closing Month Management Fees”), as permitted to be paid under the Management Agreement.

(i)        The Authority shall have (A) reimbursed LKAR for any outstanding payables or liabilities owed to LKAR, and any actual costs for which the Authority is required to indemnify Lakes either under the Management Agreement or under this Termination Agreement, and (B) without limiting the generality of the foregoing, the Authority shall have paid or reimbursed LKAR, in immediately available funds, for all fees, costs and expenses, including all attorneys’ fees and costs and e-discovery expenses, incurred by LKAR with respect to the Flooring Litigation. The Authority acknowledges that, as of the Closing Date, LKAR has incurred to date $296,208.97 in such costs and expenses to be so reimbursed in connection with the Flooring Litigation (the “Flooring Litigation Accrued Amount”). For the sake of clarity, to satisfy this condition the Authority shall (i) pay the Flooring Litigation Accrued Amount on or prior to the Effective Date, and (ii) from and after the Closing Date through and including the Effective Date pay (x) all fees and expenses related to the Flooring Litigation when and as incurred, and (y) all other amounts for which LKAR is entitled to be indemnified under the Management Agreement or this Termination Agreement when and if such amounts are incurred.

(j)       The Tribe Parties shall have executed and delivered an Effective Date Certificate to LKAR and Lakes, together with certified copies of the resolutions duly adopted by each of the Tribe Parties approving entry into and execution of this Termination Agreement and a limited waiver of sovereign immunity of each of the Tribe Parties in connection therewith.

Contemporaneously with the occurrence of the Effective Date, LKAR and Lakes will execute and deliver an Effective Date Certificate to the Tribe Parties.

2.4             Reconciliation.

(a)      For purposes of determining whether the condition set forth in Section 2.3(h)(ii) has been satisfied, the Parties shall agree upon an estimated amount of the Closing Month Management Fees, the payment of which shall satisfy such condition, with a reconciliation to the actual amount of Closing Month Management Fees to occur on or before the twentieth (20th) day of the month immediately following the Effective Date. Calculation of the estimated amount of the Closing Month Management Fees shall be based on the daily average of the previous month’s Management Fee, such daily average to be determined by reference to the number of days in such month’s accounting period. By way of example, assuming the Effective Date is August 20, 2013 and that the Management Fee in July for the 28 day period ending July 28th, 2013, was $100,000, the estimated cost for August (for which month there are 28 days in its accounting period) would be $82,142.86 ($100,000 divided by 28 for $3,571.43 per day and 23 days x $3,571.43 daily rate).

(b)      The Modified Debt Payment shall be applied entirely to the outstanding principal amount of the Development Note. The Parties acknowledge that the outstanding principal amount of the Development Note exceeds the amount of the Modified Debt Payment, and agree that, effective as of the Effective Date, such excess principal amount, together with all accrued and unpaid interest on the Development Note, will be deemed to have been forgiven.

3.             Term.

3.1             Except as provided in Section 3.4 below, this Termination Agreement shall automatically terminate and be of no further force or effect if the Effective Date shall not have occurred on or before the Termination Date.

3.2             The “Termination Date” shall be (a) December 31, 2013, or (b) such later date designated by the Authority in accordance with the provisions of this Section 3.2, or (c) such date on which the Parties may mutually agree to terminate this Termination Agreement in accordance with the provisions of Section 5. The Authority may designate a later Termination Date (which right may only be exercised once) by giving LKAR written notice after December 1, 2013 but on or before December 16, 2013, designating such new Termination Date, which new Termination Date must be no more than one hundred twenty (120) days from and after December 31, 2013 (the period between December 31, 2013 and the new Termination Date so designated being hereinafter referred to as the “Extension Period”). During the Extension Period, (a) this Termination Agreement shall remain in effect, and (b) the Authority shall continue to make all payments due to LKAR under and in accordance with the Management Agreement and all other Transaction Documents as contemplated by Section 2.1.

3.3             Sections 2.1, 10.1, 11, 15.3, 16, 17, 18, 20, 21, 22 and 24.1 through 24.13 inclusive, as well as any other provisions necessary to give effect thereto or that by their terms so survive, shall survive the termination of this Termination Agreement (whether or not so specified herein).

4.             Certain Covenants Not Effective Until Effective Date. The covenants set forth in Sections 9, 11(a), 11(d), 11(e), 13, 15.2, 19, 23.2 and 24.14 hereof shall be effective from and after the Effective Date, but shall have no force or effect unless and until the Effective Date occurs (whether or not so specified herein). All other provisions of this Agreement are effective as of the Closing Date (whether or not so specified herein).

5.             [Reserved]

6.             Mutual Termination. Notwithstanding anything to the contrary contained herein, this Termination Agreement may be terminated prior to the Effective Date by mutual agreement of the Parties.

7.             Successors and Assigns. The benefits and obligations of this Termination Agreement shall inure to and be binding upon the Parties hereto and their respective successors and assigns.

7.1             LKAR Assignment. Neither this Termination Agreement nor the rights hereunder or thereunder may be assigned by LKAR to any entity prior to the Effective Date. After the Effective Date, neither this Termination Agreement nor the rights hereunder may be assigned by LKAR without the prior written consent of the Authority (which may be withheld in its sole and absolute discretion) and any required approvals by Governmental Authorities.

7.2             Tribe Party Assignment. Neither this Termination Agreement nor the rights hereunder or thereunder may be assigned by either Tribe Party.

8.             No Assignment of Claims Made. The Parties hereby covenant unto each other Party that they have not, as of the date of this Termination Agreement, transferred, assigned, or sold any claim or cause of action which they may have or have had against any other Party to this Termination Agreement.

9.             LKAR Tribal Gaming Licensure. Each of the Tribe and the Authority agrees it will, following the Effective Date, join LKAR’s motion for entry of an order by the Tribal Gaming Commission ordering placement of the applications and licenses of LKAR, and any of its Affiliates and associated individuals, on permanent inactive status because such applications and licenses shall be rendered moot as a result of the transactions contemplated by this Termination Agreement becoming effective as of the Effective Date.

10.           Obligations to Sharp Image Gaming and Other Third Parties.

10.1           Payment by Tribe. The Tribe and the Authority agree that any monies payable (whether as damages and/or costs, pursuant to a settlement agreement, or otherwise) to Sharp Image Gaming or another entity or person in connection with the operation of the Red Hawk Casino shall be paid solely by the Tribe.

10.2           Treatment. Unless and until the Effective Date shall occur, (a) any monies so paid shall not be paid as or considered Costs of Gaming Operations or Costs of Incidental Operations of the Authority, and (b) if the Authority has to pay any monies to settle any claims of or judgments held by Sharp Image Gaming or another entity or person in connection with the operation of the Red Hawk Casino, then the Tribe shall repay such amounts to the Authority.

11.           Flooring Litigation. The Parties acknowledge that the Authority and the Tribe have filed litigation in the Superior Court of California, County of San Francisco, Case No. CGC-10-502469, entitled Shingle Springs Tribal Gaming Authority and Shingle Springs Band of Miwok Indians, Plaintiffs vs. Hoem & Associates, Inc. and Free Axez USA LLC, Defendants, alleging that Hoem & Associates, Inc. (“Hoem”) and Free Axez USA LLC (“Free Axez”) are liable to the Authority and the Tribe for various defects and deficiencies in the access flooring installed at the Red Hawk Casino (such litigation, together with any and all claims arising therefrom or related thereto, being herein referred to as the “Flooring Litigation”). The Parties further acknowledge that Hoem and Free Axez, and various of the cross-defendants in the Flooring Litigation, have filed claims against Lakes asserting that Lakes is responsible for (and/or accepted and waived on behalf of the Authority and the Tribe) the defect and deficiencies with the access flooring that are the subject of the Flooring Litigation. In connection therewith, the Parties agree as follows:

(a)       Effective as of the Effective Date, with respect to any and all claims the Tribe and the Authority may have against Lakes and LKAR relating to the facts, events and circumstances that are the subject of the Flooring Litigation, the Tribe and the Authority hereby release each and every claim either may have against the LKAR Parties or any other LKAR Indemnitee relating to or arising out of the facts, events and circumstances that are the subject of the Flooring Litigation.

(b)       Effective as of the Closing Date, the Tribe and the Authority shall jointly and severally defend, indemnify and hold the LKAR Parties and the other LKAR Indemnitees harmless, pursuant to Section 16.2, from and with respect to any loss or damage (including reasonable attorneys’ fees and costs) arising out of or relating to the Flooring Litigation, including without limitation any defense costs, damages and other costs assessed against the LKAR Parties or any other LKAR Indemnitees (in each case as and when incurred on or following the Closing Date, it being understood and agreed that such amounts arising before the Closing Date shall be paid as a condition precedent to the occurrence of the Effective Date as provided in Section 2.3(i)) in such litigation or paid or payable by the LKAR Parties or any other LKAR Indemnitees pursuant to any settlement agreement negotiated by the Tribe or the Authority. Before the Effective Date, such costs, expenses, losses and damages shall be considered and treated as Costs of Gaming Operations or Costs of Incidental Obligations.

(c)      With respect to third party claims arising out of the Flooring Litigation, the Parties agree that, promptly following the Closing Date, each of the Tribe and the Authority will use its best efforts to reach a settlement of the Flooring Litigation, which settlement shall not include or require (i) that the LKAR Parties or any other LKAR Indemnitees admit any liability or allegation in the Flooring Litigation (ii) any monetary contribution from the LKAR Parties or any other LKAR Indemnitees; and which settlement will result in the dismissal with prejudice of the LKAR Parties and any other LKAR Indemnitees. In connection with these settlement efforts, the LKAR Parties will provide the Tribe with all documents and information in their possession, in any form, of potential relevance to the Flooring Litigation and shall reasonably cooperate with the Tribe in connection with any settlement discussions, all at the Authority’s expense.

If such a settlement cannot be reached (as determined in the sole discretion of the Tribe), then the Tribe (in its sole discretion) shall either:

(d)      secure and file a complete dismissal of any of the LKAR Parties or other LKAR Indemnitees named in the Flooring Litigation, including Lakes, with prejudice and binding against all parties to the Flooring Litigation, but permitting the Flooring Litigation to continue as to all parties other than any of the LKAR Parties and the other LKAR Indemnitees, or

(e)       assume the defense and indemnity of Lakes (and any LKAR Parties and other LKAR Indemnitees that might be additionally named) in the Flooring Litigation.

In either case, the LKAR Parties shall provide the Tribe with documents and information in LKAR’s possession as reasonably requested by the Tribe, shall produce witnesses for deposition and trial as reasonably requested by the Tribe, and shall reasonably cooperate with the Tribe in prosecuting the Flooring Litigation, all at the Authority’s expense.

12.           Closing. In connection and contemporaneously with the execution and delivery of this Termination Agreement:

(a)       LKAR and Lakes will deliver to the Authority a certificate of the secretary or clerk of each of LKAR and Lakes, dated the Closing Date, certifying (i) the organizational documents of such Parties, and (ii) the incumbency of the officers of such Parties who are authorized to execute this Termination Agreement and that the necessary action by the directors, shareholders, managers or members of such Parties, as applicable, have been taken to authorize the consummation of the transactions contemplated by this Termination Agreement.

(b)      The Tribe Parties will deliver the LKAR a certificate of the secretary of each of the Tribe Parties, dated the Closing Date, certifying (i) the organizational documents of each of the Tribe Parties, (ii) the incumbency of the officers of each of the Tribe Parties who are authorized to execute this Termination Agreement, and (iii) that the necessary action by the Tribal Council, Board, managers or members of the Tribe Parties, as applicable, have been taken to authorize the consummation of the transactions contemplated by this Termination Agreement.

(c)      The Parties will execute and deliver such other instruments and documents as may be necessary or desirable to further evidence or accomplish the transactions contemplated by this Termination Agreement.

13.           Noncompetition. For a period of two (2) years from and after the Effective Date, LKAR shall not invest in, finance, manage or consult with any gaming facility, including, without limitation, card rooms and tribal gaming facilities, within a fifty (50) mile radius of the Red Hawk Casino or in the Lake Tahoe area, without prior written consent of the Tribe and Authority, it being understood that (a) no restrictions exist for LKAR to be involved in (1) a gaming operation within the City of Reno, Nevada, or (2) any non-mechanical bingo operation operated in California that, if operated as of the Closing Date, would be permitted by California law, and (b) Lyle Berman’s interest in PokerTek and Bingo Innovations of California, Inc., shall not be considered a violation of this provision.

14.           Representations and Warranties.

14.1           LKAR Representations and Warranties. LKAR represents and warrants that:

(a)       Legal Status. As of the date hereof, LKAR is duly organized and validly existing in good standing under the applicable laws of Delaware and is qualified to do business in and in good standing in all jurisdictions where such qualification is necessary, with full corporate power, right, authority and legal capacity to enter into the Termination Agreement and engage in the transactions contemplated thereby.

(b)      Power; Authorization; Enforceable Obligations. As of the date hereof, the execution, delivery and performance of the Termination Agreement by LKAR and Lakes and the consummation of the transactions contemplated thereby: (i) have been duly authorized by all requisite actions; (ii) have been approved or consented to by all of the constituent entities whose approval or consent is required to be obtained; (iii) except as constitutes a condition to the effectiveness of this Termination Agreement, do not require the approval or consent of any Governmental Authority having jurisdiction over LKAR or Lakes; (iv) do not and will not constitute a violation of, or default under, the governing instruments of LKAR or Lakes or, assuming satisfaction of the conditions to the effectiveness of this Termination Agreement, any applicable requirement of a Governmental Authority; and (v) will not contravene any court or administrative order or ruling applicable to LKAR or Lakes.

(c)       Legal Obligation. As of the date hereof, the Termination Agreement is the legal, valid and binding obligation of LKAR and Lakes as provided therein, and is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

(d)      Compliance with Applicable Laws. Assuming satisfaction of the conditions to the effectiveness of this Termination Agreement, the Termination Agreement is not in violation of or in contravention of any provision of federal, state or, to LKAR’s Knowledge, Tribal law.

(e)       Litigation. (i) Other than the Flooring Litigation and any litigation related to claims by Sharp Image Gaming, there are no Proceedings pending or, to LKAR’s Knowledge, threatened, by or before any Governmental Authority, arbitrator or before any non-governmental self-governing organization of any nature against LKAR or with respect to Red Hawk Casino; (ii) to LKAR’s Knowledge, there are no circumstances that exist and no events that have occurred that may give rise to or serve as the basis for a Proceeding against LKAR or Red Hawk Casino; and (iii) LKAR is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority, arbitrator or any non-governmental self-governing organization.

(f)       Compliance with Laws; Governmental Approvals.

(i)         LKAR has not received any written notice of any claim alleging any conflict, violation, breach or default under any law applicable to the Red Hawk Casino.

(ii)        Assuming satisfaction of the conditions to the effectiveness of this Termination Agreement, no other Governmental Approval is required to be obtained by or with respect to LKAR in connection with the execution and delivery of this Termination Agreement or the consummation of the transactions contemplated by this Termination Agreement, except for those which have been obtained.

(iii)       LKAR is in material compliance with all Governmental Approvals applicable to its management of the Red Hawk Casino. There is no Proceeding pending or, to the knowledge of LKAR, threatened, that would reasonably be expected to result in the revocation, cancellation, suspension, modification or nonrenewal of any such Governmental Approval. Assuming satisfaction of the conditions to the effectiveness of this Termination Agreement, the execution, delivery and performance of this Termination Agreement and the consummation of the transactions contemplated by this Termination Agreement do not and will not violate any such Governmental Approval or result in any revocation, cancellation or suspension thereof.

(g)      No Contractual Interests. No LKAR Party owns or has any rights in or to any of the Authority Intellectual Property or any of the Contracts material to the operation of the Authority.

(h)      Labor and Employment Matters.

(i)         No LKAR Party is a party to (a) any Contract with the Red Hawk Casino’s directors, officers or employees, (b) any agreement that requires the Red Hawk Casino to pay termination or severance pay to salaried or hourly employees of the Red Hawk Casino (other than as required by law), or (c) any collective bargaining agreement or other labor union contract applicable to employees of the Red Hawk Casino.

(ii)        (a) To LKAR’s Knowledge, there is no unfair labor or employment practice investigation, charge or complaint pending or threatened against LKAR or Red Hawk Casino before any Governmental Authority; and (b) to LKAR’s Knowledge, there is no representation claim or petition pending before any Governmental Authority with respect to the employees of LKAR or Red Hawk Casino.

(iii)        LKAR has delivered to the Authority copies of all historical personnel, medical and OSHA records in its possession of each employee of the Red Hawk Casino, including but not limited to Forms I-9, employment agreements, confidentiality agreements and non-compete agreements.

 14.2            Tribe Party Representations and Warranties. Each Tribe Party represents and warrants, as applicable, that as of the date hereof:

(a)       Legal Status. The Tribe is a federally recognized Indian tribe with full tribal power, right, authority and legal capacity to enter into this Termination Agreement and engage in the transactions contemplated thereby. The Authority is an instrumentality of the Tribe with full tribal power, right, authority and legal capacity to enter into the Agreement and engage in the transactions contemplated thereby.

(b)      Power; Authorization; Enforceable Obligations. The execution, delivery and performance of this Termination Agreement by the Tribe Parties, and the consummation of the transactions contemplated thereby: (i) have been duly authorized by all requisite actions; (ii) have been approved or consented to by all of their respective constituent entities whose approval or consent is required to be obtained; (iii) except as constitutes a condition to the effectiveness of this Termination Agreement, do not require the approval or consent of any other Governmental Authority having jurisdiction over any of the Tribe Parties; (iv) do not and will not constitute a violation of, or default under, the governing instruments of any of the Tribe Parties or, assuming satisfaction of the conditions to the effectiveness of this Termination Agreement, any applicable requirement of a Governmental Authority; and (v) will not contravene any court or administrative order or ruling applicable to any of the Tribe Parties.

(c)       Legal Obligation. This Termination Agreement is the legal, valid and binding obligation of the Authority, and is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

(d)      Compliance with Applicable Laws. Assuming satisfaction of the conditions to the effectiveness of this Termination Agreement, this Termination Agreement is not in violation of or in contravention of any provision of federal, state, or Tribal law.

15.           Covenants.

15.1           Ordinary Course Operations and Actions Prior to Effective Date. LKAR hereby covenants and agrees with the Authority that, unless and until the Effective Date shall occur, LKAR shall manage the Red Hawk Casino in the ordinary course of business, in accordance with the terms of the Management Agreement, consistent with current practices and shall not take or permit any action or omit to take any action which would render untrue any of its representations or warranties, or result in a breach of any of its obligations contained in this Termination Agreement. Between the Closing Date and the Effective Date (or the Termination Date if the Effective Date does not occur), LKAR shall

(a)       take reasonable steps for the orderly transition of management of the Red Hawk Casino to the Authority;

(b)       except as otherwise approved by the Authority in writing, use its commercially reasonable efforts consistent with current practices to preserve intact the current business organization of the Red Hawk Casino, and keep available the services of its officers, employees and agents;

(c)       confer with the General Manager prior to implementing operational decisions related to the Red Hawk Casino which would reasonably be considered to be of a material nature;

(d)       otherwise report periodically, but not less frequently than monthly, to the Board concerning the status of the Red Hawk Casino’s business, operations and finances;

(e)       make no material changes in management personnel of the Red Hawk Casino without prior consultation with the Board;

(f)        to the extent it has control over such matters, comply with all applicable material legal requirements and material contractual obligations applicable to the operations of the Red Hawk Casino;

(g)       maintain all books and records of the Red Hawk Casino that it currently maintains, in the ordinary course of business;

(h)       deliver to the Tribe such additional information regarding the Red Hawk Casino as the Tribe may reasonably request from time to time;

(i)       permit the General Manager to hire such additional personnel for the Red Hawk Casino as the General Manager deems necessary in his sole discretion as part of the transition toward operations after termination of the Management Agreement, without having to give notice or receive approval from LKAR for any such hiring, and reasonably assist in the training and support of people hired to fill these positions consistent with past practices, provided, however, that the Authority agrees to indemnify and hold LKAR harmless from any and all claims by the Authority or third parties for so permitting the General Manager to so hire such personnel as provided for in this Section 15.1; and

(j)        without the prior consent of the General Manager, not hire any additional employees for the period of time between the date of this Termination Agreement and the Effective Date.

15.2           Audits. LKAR hereby covenants and agrees with the Tribe that following the Effective Date, upon the request of the Tribe or the Authority, that LKAR shall reasonably cooperate with and assist the Tribe and the Authority with reviews and audits for the Authority’s 2013 fiscal year and provide reasonable assistance to close-out the Authority’s 2013 fiscal year; reasonably cooperate on any requests from the NIGC or other Governmental Authority relating to the Termination Agreement; and shall otherwise reasonably assist the Tribe and the Authority within a reasonable period of time, not to exceed 90 days from and after the Effective Date, with other matters related with the transition of the management of the business and provision of any information regarding the periods during which the Management Agreement was in effect.

15.3           Further Assurances. Each Party agrees to cooperate with the other party, to use all commercially reasonable efforts towards achieving the fundamental purposes of this Termination Agreement, not to frustrate or interfere with the other Party’s efforts to achieve the fundamental purposes of this Termination Agreement, and to use its best efforts towards carrying out the agreements set forth herein. The Parties each agree to deal with the other party in all matters under this Termination Agreement in good faith. Following the Closing Date, the Parties shall, from time to time, execute and deliver and cause to be executed and delivered such additional instruments, documents, conveyances or assurances and take such other action as shall be reasonably necessary, or otherwise reasonably be requested by the other Parties hereto, to confirm and assure the rights and obligations provided for in this Termination Agreement and render effective the consummation of the transactions contemplated by this Termination Agreement, or otherwise to carry out the intent and purposes of this Termination Agreement.

15.4           Public Announcements. The Parties acknowledge and agree that after the signing of this Termination Agreement, LKAR will be required to publicly disclose this Termination Agreement through a press release and a public filing. LKAR agrees to give the Tribe twenty-four (24) hours’ prior notice and an opportunity to comment on the proposed disclosure to the extent permitted by law.

15.5           Coordination. During the period of time between the Closing Date and the Effective Date (or the Termination Date if the Effective Date does not occur), LKAR and the Authority shall cooperate with each other (at no cost to the other) as necessary to effect an orderly transition of the operation of the existing gaming operations to the Authority.

16.           Indemnification.

16.1           Indemnification by LKAR. LKAR, and for the purposes of this Section 16, Lakes, jointly and severally covenant and agree to defend, indemnify and hold harmless (in accordance with Section 17 concerning dispute resolution) each of the Tribe Parties and each of their respective Tribal Council members, Board members, Tribal Gaming Commission members, other government officials, officers, directors, managers, employees, agents, advisers, partners, members and representatives (collectively, the “Tribe Indemnitees”) from and against, and pay or reimburse the Tribe Indemnitees for any and all claims, demands, liabilities, obligations, losses, or damages (whether absolute, accrued, c onditional or otherwise and whether or not resulting from third party claims), including interest and penalties (to the extent permitted by law) with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, resulting from or arising out of (collectively, “Tribe Losses”):

(a)       a breach of or any inaccuracy of any representation or warranty made by LKAR hereunder or under this Termination Agreement; or

(b)       a breach of or any failure of LKAR to perform any covenant or agreement hereunder or under this Termination Agreement; or

(c)       any acts or omissions of LKAR prior to the Effective Date that are in violation of, or beyond the scope of its authority under, the Management Agreement, such indemnity to survive any termination of the Management Agreement as may be effected hereby.

16.2            Indemnification by Tribe Parties. The Tribe Parties, jointly and severally, covenant and agree to defend, indemnify and hold harmless (in accordance with Section 17 concerning dispute resolution) each of the LKAR Parties and their respective officers, directors, managers, employees, agents, advisers, partners, members and representatives (collectively, the “LKAR Indemnitees”) as provided in Section 11 and from and against, and pay or reimburse the LKAR Indemnitees for, subject to the Intercreditor Agreements so long as the same may remain in effect, any and all claims, demands, liabilities, obligations, losses, or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties (to the extent permitted by law) with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, provided that any indemnification obligation of the Tribe Parties under this Section 16.2 shall be Limited Recourse, resulting from or arising out of (collectively, “LKAR Losses”):

(a)       any breach of or any inaccuracy of any representation or warranty made by any of the Tribe Parties hereunder or under this Termination Agreement; or

(b)       any breach of or any failure of any of the Tribe Parties to perform any covenant or agreement hereunder or under this Termination Agreement; or

(c)       any acts or omissions of the Tribe Parties for which indemnity is due in accordance with the Management Agreement prior to the Effective Date (including, without limitation, indemnity against any and all liability alleged to arise from any prior agreements entered into by the Tribe with any persons or entities in connection with development of the Red Hawk Casino, including but not limited to Chris Anderson, Sharp Image Gaming and Excelsior Gaming), such indemnity to survive any termination of the Management Agreement as may be effected hereby; or

(d)      any acts or omissions of the LKAR Parties prior to the Effective Date for which such LKAR Parties would have been indemnified under the Management Agreement (and specifically excluding any acts or omissions of the LKAR Parties that are in violation of or beyond the scope of its authority and therefore, subject to the indemnification obligations of Section 16.1(c) hereof; provided, however, that the Tribe Parties will defend and indemnify the LKAR Parties with respect to any act or omission unless and until a court or arbitrator finally determines that such act or omission would not be subject to indemnification under the Management Agreement), such indemnity to survive any termination of the Management Agreement as may be effected hereby; or

(e)       any and all claims relating to the Red Hawk Casino arising prior to the Effective Date, unless such claims are subject to the indemnification obligations set forth Section 16.1(c) (provided, however, that the Tribe Parties will defend and indemnify the LKAR Parties with respect to any such claim unless and until a court or arbitrator finally determines that such claim would not be subject to indemnification under the Management Agreement), such indemnity to survive any termination of the Management Agreement as may be effected hereby; or

(f)        any and all claims pertaining to the Red Hawk Casino arising on or after the Effective Date.

With respect to any and all claims arising solely out of facts (actions or omissions to act) occurring on or after the Effective Date, the Tribe and Authority agree that the LKAR Indemnitees shall have no liability with respect to any such lawsuit that names any LKAR Indemnitee and that is based solely on facts occurring on or after the Effective Date. The Tribe and Authority agree to defend the LKAR Indemnitees from any such lawsuit, and provide for payment for any judgment or settlement assessed against any LKAR Indemnitee arising from such lawsuit (such indemnity to survive any termination of the Management Agreement as may be effected hereby), if such payment would have been made under Section 8.1 of the Management Agreement (unless and until a court or arbitrator finally determines that such claim would not be subject to indemnification under the Management Agreement) and, to that end, LKAR will be named as an additional insured on the Authority’s liability insurance policy or policies that provide for defense and indemnity coverage for all third party claims arising on or after the Effective Date, that would have been covered pursuant to the Management Agreement, subject to appropriate policy limits (it being understood and agreed, however, that naming LKAR as such additional insured will not, in and of itself, satisfy the Authority’s obligations under this paragraph).

16.3           Indemnification Procedures.

(a)         In the case of any claim asserted by a third party against a party entitled to indemnification under this Termination Agreement (the “Indemnified Party”), the Indemnified Party shall deliver a Notice of Claim to the Party required to provide indemnification (the “Indemnifying Party”) within a reasonable time after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. The Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any such claim or any litigation resulting therefrom, provided, that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party. The Indemnified Party may participate in such defense at such Indemnified Party’s expense. The failure of any Indemnified Party to deliver a Notice of Claim as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Termination Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is prejudiced as a result of the failure to deliver the Notice of Claim. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right to assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding; and provided, further, that if the Indemnified Party does so assume control (i) the Indemnifying Party shall be entitled to participate in the defense of such claim (at the Indemnifying Party’s expense) and (ii) the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand; provided, however, that except with the prior written consent of the Indemnifying Party, such Indemnified Party shall not consent to entry of any judgment nor enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnifying Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnifying Party of a release from all liability with respect to such claim or litigation. In any event, the Indemnified Party and the Indemnifying Party shall cooperate with each other in the defense of any claim or litigation subject to this Section 16.3 and, subject to applicable attorney-client privileges unless otherwise specifically waived in writing, the records of each shall be available to the other with respect to such defense.

(b)         In the case of any Losses (other than Losses resulting from a third party claim referred to in Section 16.3(a)) asserted to have been incurred by any Indemnified Party, such Indemnified Party shall deliver a Notice of Claim to the Indemnifying Party or Parties within a reasonable time after such Indemnified Party ascertains such Losses. After the Indemnified Party shall have written receipt of the Notice of Claim by the Indemnifying Party, the Indemnifying Party receiving any such Notice of Claim shall have sixty (60) days to object to such Notice of Claim by delivery of a written notice of such objection to such Indemnified Party specifying in reasonable detail the basis for such objection. Failure to timely object shall constitute a final and binding acceptance of the Losses specified in the Notice of Claim by the Indemnifying Party. Upon determination of the amount of Losses specified in a Notice of Claim, whether by agreement or by final adjudication, the Indemnifying Party shall pay the amount of such Losses within ten (10) days of the date such amount is determined (and, in the case of the Tribe Parties, LKAR Losses so determined with be paid subject to the Intercreditor Agreements so long as the same may remain in effect).

16.4           Survival of Representations and Warranties, etc. All Notices of Claim for indemnification under Section 16.1 or Section 16.2 with respect to the representations, warranties and covenants contained herein must be delivered on or prior to the date of termination of the respective survival periods set forth in this Section 16.4. The representations, warranties and covenants contained in this Termination Agreement shall survive the execution and delivery of this Termination Agreement, any examination by or on behalf of the Parties hereto and the completion of the Transactions, but only to the extent specified below:

(a)       the representations and warranties contained in Section 14 shall survive for a period ending on the first anniversary of the Effective Date; and

(b)      the covenants and agreements contained in this Termination Agreement shall survive the Closing Date and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

This Section 16 shall survive the termination or expiration of this Termination Agreement.

16.5           Limitations on Remedies. Following the Closing Date, the procedures and remedies set forth in Exhibit 1 and shall be the sole and exclusive remedies in the event of a breach of any representation or warranty contained in this Termination Agreement. Nothing herein shall limit a Party’s right to seek specific performance of this Termination Agreement, subject to Limited Recourse. Nothing herein shall limit or affect the remedies available to a Party in the event of a breach of this Termination Agreement, subject to Limited Recourse.

17.           Dispute Resolution and Waiver of Sovereign Immunity; Limited Consent to Suit.

17.1           The Tribe and the Authority expressly and irrevocably waive their sovereign immunity from suit for the purpose of permitting or compelling arbitration and any enforcement of an award or other judicial proceedings as provided in Exhibit 1.

17.2            Solely with respect to a payment default by the Authority under this Termination Agreement, LKAR shall have the right, subject to the provisions of the Intercreditor Agreements so long as the same may remain in effect, to proceed immediately to enforce the terms thereof through judicial proceedings without first having to submit to the arbitration proceedings described in Exhibit 1. To that end, the Authority and the Tribe each hereby expressly and irrevocably waives, and also waives its right to assert, sovereign immunity and any and all defenses based thereon with respect to any claims of any payment default; and the Authority and the Tribe hereby agree that LKAR may initiate judicial proceeding as provided in Section 8 of Exhibit 1.

18.           Parties to Bear Own Costs. Each Party hereto shall bear such Party’s respective attorney’s fees and costs for the work of their attorneys in the negotiation and preparation of this Termination Agreement, and the matters and documents referred to herein.

19.           Authority Intellectual Property. To the extent LKAR has any rights to any of the Authority Intellectual Property, including the “Red Hawk” or “Shingle Springs” names (which rights LKAR hereby disclaims), LKAR grants to the Authority, effective the Effective Date, an exclusive, irrevocable, perpetual, world-wide, royalty free license to use the Authority Intellectual Property and the “Red Hawk” and “Shingle Springs” names in connection with the Red Hawk Casino. LKAR acknowledges that all of the Authority Intellectual Property might not be used in connection with the Red Hawk Casino, and the Authority shall have sole discretion to determine which Authority Intellectual Property shall be so used. Except as may be required by law or to describe the historical relationship between the Parties, LKAR shall not use the Authority’s or the Tribe’s name, or the Authority Intellectual Property or the “Red Hawk” and “Shingle Springs” names, or any variation thereof, directly or indirectly, in any context without the prior written approval of the Authority, which may be withheld in its sole and absolute discretion.

20.           Non-Impairment of Termination Agreement. The Tribe shall not, directly or indirectly, take any action, enter into any agreement, or enact any ordinance, law, rule or regulation that would prejudice or have a material adverse effect on the rights of LKAR, Lakes or any other LKAR Indemnitee under this Termination Agreement. Neither the Tribe, the Tribal Council, nor any committee, agency, board or other official body of the Tribe shall, by exercise of the police power, eminent domain or otherwise, act to modify, amend or in any manner impair the obligations of the Parties under this Termination Agreement without the written consent of LKAR. Any such action or attempted action shall be void ab initio.

21.           Confidential and Proprietary Information. Each Party agrees to treat as confidential all non-public information received during the performance of the Management Agreement or pursuant to this Termination Agreement regarding the other party, its organization, financial matters, marketing plans or other affairs. The Parties and their attorneys acknowledge that confidentiality is of the essence and, except as set forth below, they agree to keep confidential and secret the terms of this Termination Agreement and to make no statement or take any other action, direct or indirect whatsoever, which might result in the disclosure or any publicity to any third party concerning the terms of this Termination Agreement. The Parties shall only be entitled to disclose the terms of this Termination Agreement (a) in the event they are required to do so by order of a court of competent jurisdiction, (b) to the extent disclosure is required by rule or regulation of a governmental authority (including securities laws requirements), (c) to the holders of the Senior Obligations and their accountants, attorneys and other agents, if needed, in connection with obtaining Senior Obligation Approvals; and (d) to the NIGC and the State of California in connection with the conditions precedent set forth in Section 2.3. Except as provided in the foregoing sentence, and except as may be so required by law or to their accountants and attorneys to the extent necessary to receive professional advice, no such information will be disclosed to any person, firm or organization without the prior written approval of the other party. Notwithstanding any provisions of the Management Agreement, the Authority may retain the confidential and proprietary information developed by LKAR and relating to the management of the existing gaming and related operations pursuant to the Management Agreement. Notwithstanding the foregoing, each Party shall be free to disclose the terms of this Termination Agreement in connection with any of the dispute resolution procedures set forth in Exhibit 1 hereto and nothing in this paragraph shall limit or restrict any Party hereto from engaging in a disclosure in that context.

22.           Liability of the Tribe; Limited Recourse. Neither the Tribe nor any director, officer or office holder, employee, agent, representative or member of the Authority or of the Tribe, as such, shall have any liability for any obligations of the Authority under this Termination Agreement or for any claim based upon, in respect of, or by reason of such obligations or their creation (provided, however, that the Tribe shall be liable for its own obligations under this Termination Agreement and for any claim based upon, in respect of, or by reason of such obligations or their creation). The only assets subject to payment or encumbrances for the payment of obligations arising under this Termination Agreement, whether obligations of the Tribe or the Authority, shall be Limited Recourse Assets.

23.           Government Savings Clauses.

23.1           Savings Clause. This Termination Agreement shall be submitted to the NIGC and other Governmental Authorities as contemplated by Section 2.3 for appropriate action, if any, and each Party agrees to pursue such actions or judgment and execute, deliver and, if necessary, record any and all instruments, certifications, amendments, modifications and other documents as may be required by the United States Department of the Interior, the Bureau of Indian Affairs, the NIGC, the office of the Field Solicitor, or any applicable statute, rule or regulation or otherwise cooperate, as necessary, in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations and interests of the Parties to the fullest extent permitted by law; provided that any such instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of the parties under this Termination Agreement or related agreements or documents.

23.2           Management Activity Limitations. Notwithstanding any provision herein, or any other right to enforce the provisions hereof, after the Effective Date, no LKAR Party shall engage in any of the following: planning, organizing, directing, coordinating or controlling of all or any portion of any gaming operations conducted by or on behalf of the Tribe (collectively, “Management Activities”), including, but not limited to:

1.	the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

2.	any employment policies or practices;

3.	the hours or days of operation;

4.	any accounting systems or procedures;

5.	any advertising, promotions or other marketing activities;

6.	the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

7.	the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

8.	budgeting, allocating, or conditioning payments of the Authority’s operating expenses;

provided, however, that none of the LKAR Parties will be in violation of this paragraph solely because any such Person: (a) enforces compliance with any term hereof that does not require any gaming operations conducted by or on behalf of the Tribe to be subject to any third-party decision-making as to any Management Activities; (b) requires that all or any portion of the revenues be applied to satisfy valid terms hereof; or (c) otherwise forecloses on all or any portion of the collateral securing the obligations hereunder.

24.           Miscellaneous Provisions.

24.1           Further Actions. The Parties hereto agree to execute or cause to be executed all contracts, agreements and documents and to take all actions reasonably necessary to comply with the provisions of this Termination Agreement and the intent hereof and thereof.

24.2           Counterpart Execution. This Termination Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

24.3           Relationship. From and after the Effective Date, LKAR shall not have any management authority or responsibilities with respect to the Red Hawk Casino. LKAR and the Authority shall not be construed as joint venturers or partners of each other by reason of this Termination Agreement, and neither shall have the power to bind or obligate the other.

24.4           Governing Law.

(a)       The rights and obligations of the Parties and the interpretation and construction of this Termination Agreement shall be governed by the law of the State of California (without regard to its principles regarding conflicts of law), and, to the extent not addressed by the law of the State of California, by applicable federal law.

(b)      Use of the laws of the State of California for the foregoing limited purpose of interpretation and construction is not intended to and shall not otherwise (i) incorporate substantive laws or regulations of the State of California, including usury laws or any present or future provisions of the State of California that would restrict the rate of interest upon any loan, advance or other financial accommodation contemplated by this Termination Agreement, or (ii) grant any jurisdiction to the State of California or any political subdivision thereof over the Red Hawk Casino.

24.5           Amendment. No modification or amendment to this Termination Agreement will be effective unless mutually agreed upon by all Parties in writing and unless such modification or amendment has received any required Senior Obligation Approvals and Governmental Approvals.

24.6           Notices. All notices, demands, requests or other communications which may be or are required to be given, served or sent to either Party in connection with the matters which are the subject of this Termination Agreement shall be in writing and shall be personally delivered to such Party or mailed first class, postage prepaid, or transmitted by a major overnight commercial courier or by facsimile to the address for such Party as set forth below, or to such other address furnished by such Parties for such purpose by means of notice pursuant to this Section 24.6:

If to the Tribe:

Shingle Springs Band of Miwok Indians

P.O. Box 1340

Shingle Springs, CA 95682

Attn: Chairperson

If to the Authority:

Shingle Springs Tribal Gaming Authority
P.O. Box 1660
El Dorado, CA 95623-1660
Attn: Chairperson

with a copy to:

AmyAnn Taylor

General Counsel

Shingle Springs Band of Miwok Indians

P.O. Box 1340

Shingle Springs, CA 95682

If to LKAR or Lakes:

Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, MN 55305
Attn: Timothy Cope, President

          Damon E. Schramm, General Counsel

with a copy to:

Robert L. Gips

Drummond Woodson

84 Marginal Way, Suite 600

Portland, ME 04101-2480

David M. Morehouse

Gray Plant Mooty

500 IDS Center

80 South Eighth Street

Minneapolis, MN 55402-3796

Notices delivered by mail shall be deemed given five (5) days after such mailing. Notices given by hand delivery shall be deemed given on the date of delivery. Notices given by overnight commercial courier shall be deemed given on the business day immediately following transmittal, and notices delivered by facsimile shall be deemed given on the date of transmission if the transmission is confirmed.

24.7           No Third Party Beneficiaries. Each of this Termination Agreement is exclusively for the benefit of the Parties hereto or thereto and may not be enforced by any other party and shall not give rise to liability to any third party other than the successors and permitted assigns of the Parties pursuant to Section 7 and, with respect to indemnification rights granted herein, the LKAR Indemnitees and the Tribe Indemnitees.

24.8           Severability. The invalidity of any one or more provisions hereof, of any other agreement or instrument given pursuant to or in connection herewith or therewith shall not affect the remaining portions of this Termination Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Termination Agreement, or any such other agreement or instrument invalid, this Termination Agreement and such other agreements and instruments shall be construed as if such invalid provision had not been inserted. If any provision, or any portion of any provision, of this Termination Agreement is deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

24.9            Entire Agreement. The Parties expressly declare that this Termination Agreement represents the entire agreement between the Parties hereto with respect to the subject matter hereof and do further declare that no promises have been made which are not expressed herein or therein. The terms of this Termination Agreement are contractual and not merely recital. The Parties hereto further expressly state that it is their intention to completely and forever resolve the differences between them relating to the claims asserted or which could be asserted.

24.10         Headings. The headings used in this Termination Agreement are for the convenience of the Parties only and shall not modify nor restrict any of the terms or provisions hereof.

24.11         Waivers. No failure or delay by any Party to insist upon the strict performance of any covenant, agreement, term or condition of this Termination Agreement or to exercise any right or remedy consequent upon the breach hereof or thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Termination Agreement and no breach hereof or thereof shall be waived, altered or modified except by written instrument executed by the Parties. No waiver of any breach shall affect or alter this Termination Agreement, but each and every covenant, agreement, term and condition of this Termination Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

24.12         Periods of Time; Time of Essence. Whenever any determination is to be made or action is to be taken on a date specified in this Termination Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the State of California, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday. Time is of the essence.

24.13         Non-disparagement. Each Party agrees that it will not disparage any other Party or its members, shareholders, officers, directors, employees, or other persons acting on behalf of any other Party. This provision shall survive any termination of this Termination Agreement.

24.14         General Mutual Release.

(a)       Effective as of the Effective Date, the Parties, for themselves and their successors and assigns, subsidiaries and Affiliates, officers, directors, agents, employees, and representatives, past and present, hereby release and forever discharge each other from any and all claims, including attorneys’ fees, demands, damages, injuries, agreements and contracts, indebtedness, and accounts of every kind or nature, whether presently known or unknown, suspected or unsuspected, disclosed or undisclosed, actual or potential, which they may now have, or may hereafter claim to have or to have acquired of whatever source or origin, arising out of or related to any and all transactions of any kind or character at any time before and including the Effective Date, including generally any and all claims at law or in equity, and those arising under the common law or state or federal statutes, rules, or regulations, such as, by way of example only, franchising, securities, and antitrust statutes, rules, or regulations, in any way arising out of or connected with the Transaction Documents. The parties promise never from the Effective Date forward, directly or indirectly, to institute, prosecute, begin, join in, or generally attempt to assert or maintain any action thereon against each other, or any affiliate, successor, assign, parent corporation, subsidiary, director, officer, shareholder, employee, agent, executor, administrator, estate, trustee or heir, in any court or tribunal of the United States of America, any state, or any other jurisdiction for any matter or claim arising before the Effective Date. THE PARTIES WAIVE ANY RIGHTS AND BENEFITS CONFERRED BY ANY APPLICABLE PROVISION OF LAW EXISTING UNDER ANY FEDERAL, STATE, OR POLITICAL SUBDIVISION, WHICH WOULD INVALIDATE ALL OR ANY PORTION OF THE RELEASE CONTAINED HERE BECAUSE THIS RELEASE MAY EXTEND TO CLAIMS WHICH THE PARTIES DO NOT KNOW OR SUSPECT TO EXIST IN THEIR FAVOR AT THE TIME OF EXECUTION OF THIS TERMINATION AGREEMENT OR AT THE EFFECTIVE DATE.

(b)      With respect to the matters hereinabove released, the parties expressly acknowledge that they have been advised by their attorneys concerning, and that they are familiar with, California Civil Code Section 1542, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(c)       The parties recognize that they may have sustained claims, debts, costs, expenses, damages, injuries, liabilities, demands, losses causes of action or suits (collectively, “Claims” and each a “Claim”) along with the matters here released that are presently or at the Effective Date unknown or unexpected, and that such Claims may give rise to additional Claims in the future. THE PARTIES ACKNOWLEDGE THAT THIS TERMINATION AGREEMENT HAS BEEN MADE WITH KNOWLEDGE THAT ADDITIONAL CLAIMS MAY EXIST AND THEY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 1542, OR UNDER ANY OTHER STATE OR FEDERAL STATUTE OR CASE AUTHORITY OF SIMILAR EFFECT.

(d)      The language of this Release, however, is not intended to release or discharge any Party’s obligations existing or created under this Termination Agreement and further, notwithstanding any provisions of this Release, the language of this Release shall not apply to any Claims arising out of any breach by any Party of any provision of this Termination Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Termination Agreement on and as of the date first written above.

THE AUTHORITY:

SHINGLE SPRINGS TRIBAL GAMING AUTHORITY

By:	/s/ Yolanda Tayaba
Name:	Yolanda Tayaba
Its:	Chairperson

By:	/s/ LaVonne M. Gibson
Name:	LaVonne Gibson
Its:	Board Member

LKAR:

LAKES KAR-SHINGLE SPRINGS, LLC

By:	/s/ Timothy Cope
Name:	Timothy Cope
Its:	President / CFO

JOINDER

The Shingle Springs Band of Miwok Indians hereby agrees to comply with the provisions of this Termination Agreement insofar as such provisions are applicable to the Tribe.

Date:	7/17/13

THE SHINGLE SPRINGS BAND OF MIWOK INDIANS

By:	/s/ Nicholas H. Fonseca
Name:	Nicholas H. Fonseca
Its:	Chairperson

By:	/s/ Harold H. Olanio
Name:	Harold Olanio
Its:	Vice-Chairperson

Lakes Entertainment, Inc. hereby agrees to comply with the provisions of this Termination Agreement insofar as such provisions are applicable to Lakes.

Date:	7/17/13

LAKES ENTERTAINMENT, INC.

By:	/s/ Timothy Cope
Name:	Timothy Cope
Its:	President / CFO

Exhibit 1

Limited Waiver of Sovereign Immunity Addendum to Debt Termination Agreement among the Shingle Springs Band of Miwok Indians (“Tribe”), Shingle Springs Tribal Gaming Authority (“Authority”) and Lakes KAR-Shingle Springs, LLC (“LKAR”) and joined by the Shingle Springs Band of Miwok Indians (“Tribe”) and Lakes Entertainment, Inc. (“Lakes”)

Dispute Resolution and Limited Waiver of Sovereign Immunity

The terms of this Limited Waiver of Sovereign Immunity Addendum are hereby incorporated into and made part of the terms of the Debt Termination Agreement (“Termination Agreement”) between the Authority and LKAR. To the extent any conflict exists between the terms of the Termination Agreement and the terms of this Addendum, the terms of this Addendum shall govern.

Section 1.               In General. LKAR acknowledges that Authority is an instrumentality of the Tribe, a federally registered and recognized Indian Tribe, which holds the status of a sovereign nation and has immunity from suit as a matter of law, subject only to waiver of immunity or legislation enacted by the U.S. Congress. Accordingly, in order to balance the Parties’ respective interests, Authority agrees to a limited waiver of its sovereign immunity as set forth in this Addendum, and the Tribe waives its sovereign immunity with respect to the specific matters for which it joined the Termination Agreement, in each case subject to Limited Recourse.

Section 2.               Limited Waiver of Sovereign Immunity. The Tribe and the Authority hereby each expressly and irrevocably grant a limited waiver of its sovereign immunity (hereinafter, “Limited Waiver”) on the terms set forth in this Addendum, solely for the following purposes: (1) for dispute resolution as set forth in this Addendum solely with respect to a Claim (as defined in the Termination Agreement) by LKAR (as opposed to any other entity or individual); (2) for enforcement of the specific covenants and obligations of the Tribe and the Authority under the Termination Agreement or seeking an award of actual damages sustained by LKAR due to the Tribe’s or the Authority’s failure to comply with one or more provisions of the Termination Agreement; (3) for entry and enforcement of any arbitration award entered through the process described herein; (4) for entry of judgment upon any arbitration award through the process described herein; (5) for collection of amounts owed under any arbitration award or under any judgment entered upon such arbitration award, and (6) for judicial proceedings otherwise permitted herein, in each case subject to Limited Recourse. Except as expressly set forth herein, neither the Tribe nor the Authority waive, limit or modify its sovereign immunity, including its immunity from unconsented suit, and this Limited Waiver is to be strictly construed in order to preserve inviolate the sovereign immunity of the Tribe and the Authority in all other respects.

Section 3.               No Tribal Remedies. The Tribe and the Authority each waive any requirement that LKAR exhaust tribal remedies, abstention doctrine, and any other law, rule, regulation, resolution or interpretation that might otherwise require, as a matter of law or comity, that any suit or proceeding otherwise applicable as to any Claims subject to the limited waiver stated in this Addendum be heard first in a tribal forum. No tribal remedies need be exhausted in order to: (a) invoke or pursue the meet and confer and arbitration process or the arbitration process described herein; (b) enforce any arbitration award or have judgment entered thereon; and/or (c) enforce, levy upon or otherwise collect upon any judgment entered upon such an arbitration award.

Section 4.               Limited Waiver As To LKAR.   Notwithstanding anything to the contrary contained herein or elsewhere in the Termination Agreement, the Limited Waiver provided herein shall be effective if, and only if, each and every one of the following conditions is met:

(a)	The Claim is brought by LKAR or Lakes, and not by any party other than LKAR or Lakes. There are no third-party beneficiaries of the Termination Agreement or this Limited Waiver Addendum.

(b)	The Claim alleges a breach by The Tribe or the Authority of one or more of the specific obligations or duties assumed by them under the terms of the Termination Agreement.

(c)	The Claim seeks:

(i)

Some specific action, or discontinuance of some action, by the Tribe or the Authority to bring the Tribe or the Authority into full compliance with the duties and obligations expressly assumed by it under the Termination Agreement; or

(ii)

An award of monetary damages suffered by LKAR or Lakes as a result of the Tribe’s or the Authority's noncompliance with the terms and provisions of the Termination Agreement; provided, however, that (i) any recovery of damages shall be limited to the actual losses directly suffered by LKAR or Lakes as a result of the Tribe’s or the Authority's breach, (ii) in no event shall include any amount for special, punitive, exemplary or consequential damages as this Limited Waiver does not extend to any award of special, punitive, exemplary or consequential damages, and (iii) all recoveries are subject to Limited Recourse.

(d)	LKAR has complied with the meet and confer provisions set forth in this Addendum.

Section 5.               Meet and Confer. Prior to making a demand for arbitration as provided for below, the party seeking relief must provide the other party with a written statement setting forth the matters in dispute and identifying the provision(s) of the Termination Agreement with which the party seeking relief contends the other party has failed to comply, and request that the parties meet and confer at Authority’s location on a mutually agreeable date and time within thirty (30) days after receipt of the request in order to make a good faith attempt to resolve the dispute. The parties may jointly decide to meet and confer at a later time or another place; provided, however, that any such meet and confer process must commence within thirty (30) days after the date the request to meet and confer was received unless the parties agree in writing that there is a good cause to extend this time limit. The representatives of the parties who meet and confer shall have sufficient authority to resolve the matters at issue. Because the purpose of meeting and conferring is to try to arrive at a mutually agreeable resolution of the dispute which may include a compromise or settlement, the parties agree that statements (including but not limited to any admissions) made during the meet and confer process are confidential and may not be relied upon or introduced as evidence for any purpose, including impeachment, in any arbitration or other proceeding, nor may either party reveal outside the meet and confer process, except to that party’s counsel or representative, any proposed resolution of the dispute made by either party or the fact that either party did or did not indicate a willingness to accept any proposal to resolve the dispute. Any written agreement that is reached during the meet and confer process, however, is not confidential except to the extent the Termination Agreement is confidential and may be enforced as a modification of the Termination Agreement without further obligation to meet and confer. Notwithstanding the foregoing, any evidence otherwise subject to discovery or otherwise admissible shall not be protected from discovery or from being admitted into evidence simply as a result of it having been used in connection with the meet and confer process. The arbitrator(s) appointed under Section 7 shall have the authority to enforce this Section 5 and to determine if the meet and confer process has been satisfied.

Section 6.               [Intentionally Omitted]

Section 7.               Arbitration. Neither party may initiate arbitration without the meet and confer requirements of Section 5 having been discharged. After discharge of the meet and confer requirements, if the parties have not been able to resolve their dispute(s) the party seeking relief may initiate binding arbitration which shall be conducted by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures except to the extent those rules are inconsistent with the procedures set forth below. To initiate an arbitration after discharge of the meet and confer requirements, a party must deliver a written notice to the other party which states the specific issue(s) remaining in dispute, the claimed act(s) or omission(s) of the other party giving rise to each such dispute, the provision(s) of the Termination Agreement claimed to be at issue or involved in each such dispute, and the relief requested by the party initiating the arbitration.

(a)

Each party shall have the right to conduct discovery in connection with the arbitration proceedings, but the discovery shall be limited to the pre-hearing production of relevant documents and to such deposition discovery, limited both in number of depositions and duration, as the Arbitrator may approve. Discovery shall not extend past forty-five (45) days from the selection of the Arbitrator or sixty (60) days after delivery of notice above, whichever is shorter.

(b)

The Arbitrator shall hear any and all issues of law and of fact properly raised pursuant to the procedures herein, and shall make his or her decision within thirty (30) days after the close of evidence and briefing in the arbitration. The arbitration decision shall be in writing. Any award shall be subject to Limited Recourse.

(c)	The Arbitrator shall have no power to vary or modify any terms of the Termination Agreement or any other agreement between the parties.

(d)

The Arbitrator shall award to the prevailing party in the arbitration the fees and expenses of the Arbitration Panel or whether the fees and expenses of the Arbitration Panel shall be shared by the parties, and if so, in what proportions. The Arbitrator may also award the prevailing party reasonable attorneys’ fees and reasonable expert witness fees, in such amount(s) as is determined by the Arbitrator.

(f)	The Arbitration shall be held at a mutually agreeable location in Sacramento or El Dorado Counties, or at such other location as to which the parties may mutually agree in writing.

Section 8.               Judicial Proceedings. Neither party may initiate any judicial proceedings arising out of or relating to the Termination Agreement or any other agreement, except solely to compel the other party to participate in arbitration pursuant to the terms hereof, or to enforce or collect upon payment following default as provided for in the Termination Agreement or to enforce, collect upon, modify or vacate an arbitration award and/or a judgment entered upon the arbitration award. Any such judicial proceedings may be initiated only in the United States District Court for the Eastern District of California. The parties agree that neither of them shall object to the jurisdiction or venue of that court and that if the court raises the issues of jurisdiction both of them shall make all reasonable arguments in favor of having that court retain jurisdiction over the matter. If the United States District Court concludes that it lacks jurisdiction to hear the matter, the matter may be brought in the Superior Court of the State of California for the County of Sacramento, and both parties hereby consent to the jurisdiction and venue of that court; if the Superior Court for the County of Sacramento determines that it does not have venue, then venue shall be determined by the law of venue for Superior Courts for the State of California. Any appeal shall be brought to the appropriate court of appeals having jurisdiction over the court rendering the decision being appealed.

Section 9.               [Reserved].

Section 10.             No Personal Liability. The Limited Waiver provided herein applies only to the Tribe and the Authority. Except as may be necessary in obtaining declaratory or injunctive relief, (s) no citation, claim, proceeding or arbitration may be brought pursuant to the Termination Agreement against any member, officer, director, employee or agent (including any attorney) of the Authority or the Tribe in his or her individual or representative capacity, and (b) this limited waiver shall also not be construed as a waiver of any immunity of any elected or appointed officer, official, member, manager, employee or agent of the Tribe or the Authority. In addition to the foregoing limitations, the regulatory activities of the Shingle Springs Tribal Gaming Commission, including, without limitation, activities related to licensing, investigations, suspensions of licenses and revocations of licenses, shall not be subject to any waiver of sovereign immunity. The foregoing shall not limit LKAR’s rights to pursue any remedies it may have against third parties other than those named herein in this Section 10, whether or not arising from the Termination Agreement.

Section 11.             [Intentionally omitted]

Section 12.             [Intentionally omitted]

Section 13.             No General Waiver of Immunity for Application of State or Local Laws. California law shall apply to determinations of the limited classes of claims which the parties agree to submit to dispute resolution pursuant to the Limited Waiver set forth herein. Save and except for this limited application of state law, the Authority expressly declines to waive, limit or modify its sovereign immunity to permit application against it of the laws of any of the several states or their municipalities, including, without limitation, the laws, regulations and/or ordinances of the State of California or of the County of El Dorado. Nothing in this Section 13, however, shall withdraw or impair the Limited Waiver, including without limitation, the Limited Waiver’s authorization of the enforcement, levy upon or collection of amounts owed under any judgment entered upon an arbitration award or judicial proceedings issued in accordance with the process described herein and subject to Limited Recourse.

Section 14.             Term of Waiver. The Limited Waiver granted herein shall commence as of the Closing Date (as defined in Termination Agreement) and shall continue until all performance obligations of the Tribe and the Authority under the Termination Agreement have been satisfied or extinguished.